Exhibit 10.10

EMPLOYEE TRANSITION AND ADMINISTRATIVE SERVICES AGREEMENT

THIS EMPLOYEE TRANSITION AND ADMINISTRATIVE SERVICES AGREEMENT (this “Agreement”), dated as of August 22, 2012, is made by and between Sears, Roebuck and Co. (hereinafter “Service Provider” or “SRC”), Sears Hometown and Outlet Stores, Inc. (“SHO Parent”), Sears Authorized Hometown Stores, LLC (“Hometown”), Sears Outlet Stores, L.L.C. (“Outlet” and together with SHO Parent and Hometown, collectively “SHO”).

RECITALS

WHEREAS, the Service Provider is a wholly owned subsidiary of Sears Holdings Corporation (“SHLD”), and SHLD has determined that it would be appropriate, desirable and in the best interests of SHLD and the shareholders of SHLD to separate the SHO Business from SHLD; and

WHEREAS, SHLD and SHO have entered into the Separation Agreement, dated August     , 2012 (the “Separation Agreement”), pursuant to which SHLD intends to distribute to its stockholders its entire interest in the SHO Business by way of a Rights Offering; and

WHEREAS, after the Rights Offering, it is contemplated by the Parties that Service Provider will provide certain transitional employee services to SHO for a certain interim period of time, and will provide certain administrative services to SHO for a certain period of time; and

WHEREAS, to facilitate the uninterrupted operation of the SHO Business as SHO seeks to develop and maintain its own independent workforce, SHO desires to utilize the services of the Service Employees (as defined below) for the Transitional Service Period (as defined below), and after the expiration of the Transitional Service Period, the Service Employees will be transferred to SHO and SRC will provide certain administrative services to SHO, all on the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the foregoing and mutual covenants and agreements contained herein and in the Separation Agreement, and intending to be legally bound hereby, the Parties hereto agree as follows:

ARTICLE I

DEFINITIONS

1.1 General. Capitalized terms not defined herein shall have the meanings set forth in the Separation Agreement. In this Agreement (i) “include,” “includes,” and “including” are inclusive and mean, respectively, “include without limitation,” “includes without limitation,” and “including without limitation,” (ii) “or” is disjunctive but not necessarily exclusive, (iii) “will” expresses an imperative, an obligation, or a requirement, (iv) numbered “section” and “article” references refer to sections and articles, respectively, of this Agreement unless otherwise specified, (v) unless otherwise indicated all references to a number of days will mean calendar days unless otherwise specified and all references to months or years will mean calendar months or years, and (vi) $ or Dollars will mean U.S. Dollars.

1.2 Certain Defined Terms. For the purposes of this Agreement:

“Administrative Services Period” means the period defined under Section 2.2.(b) of this Agreement during which SRC will provide to SHO the administrative services specified in Article IV.

“Affiliate” means (solely for purposes of this Agreement and for no other purpose) (i) with respect to SHO, its subsidiaries, and (ii) with respect to SRC, SHLD and the subsidiaries of SHLD (other than Sears Canada, Inc.).

“Benefit Plan” means, with respect to an entity, each plan, program, policy, agreement, arrangement or understanding that is a deferred compensation, executive compensation, incentive bonus or other bonus, pension, profit sharing, savings, retirement, severance pay, salary continuation, life, death benefit, health, hospitalization, sick leave, vacation pay, disability or accident insurance or other employee benefit plan, program, agreement or arrangement, including any “employee benefit plan” (as defined in Section 3(3) of ERISA) sponsored, maintained or contributed to by such entity or to which such entity is a party or under which such entity has any obligation; provided that no SHLD Restricted Stock Award, nor any plan under which any such SHLD Restricted Stock Award is granted, shall constitute a “Benefit Plan” under this Agreement. In addition, no Employment Agreement shall constitute a Benefit Plan for purposes hereof.

“Cash Retention Award” or “Other Cash Retention Award” has the meaning set forth in Section 3.4.

“COBRA” means continuation of group health coverage provisions of the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended and regulations promulgated thereunder.

“Code” means the U.S. Internal Revenue Code of 1986, as amended and regulations promulgated thereunder.

“Conversion Date” shall have the meaning set forth in Section 2.2(a) of this Agreement.

“Employment Agreement” means any individual employment, retention, incentive bonus, severance or other individual compensatory agreement between any employee and a member of the SHLD Group or the SHO Group.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended and regulations promulgated thereunder.

“New Hires” shall have the meaning set forth in Section 3.7.

“Person” means any individual, partnership, firm, corporation, limited liability company, association, trust, joint venture, unincorporated organization, other entity or Governmental Authority, as well as any syndicate or group that would be deemed to be a person under Section 13(d)(3) of the Exchange Act.

“Plan Payee” means, as to an individual who participates in a Benefit Plan, such individual’s dependents, beneficiaries, alternate payees and alternate recipients, as applicable under such Benefit Plan.

“Separation Agreement” is defined in the Recitals hereof.

“Service Employee” has the meaning set forth in Section 3.1(a).

“Service Employee AIP” has the meaning set forth in Section 3.4(c)(i).

“Service Employee LTIP” has the meaning set forth in Section 3.4(c)(ii).

“SHLD Benefit Plan” means, as of the Rights Closing Effective Time, any Benefit Plan sponsored or maintained by any member of the SHLD Group. SHLD Benefit Plan shall also mean any multi-employer plan (as defined in Section 3(37) of ERISA) to which any member of the SHLD Group contributes for the benefit of its employees. For the avoidance of doubt, no member of the SHLD Group shall be deemed to sponsor or maintain any Benefit Plan if its relationship to such Benefit Plan is solely to administer such Benefit Plan or provide to SHO any reimbursement in respect of such Benefit Plan. The SHLD Benefit Plans (excluding any multi-employer plans) shall be those Benefit Plans sponsored solely by one or more members of the SHLD Group following the Rights Closing Effective Time. SHLD Benefit Plans shall not include the Service Provider LTIP and the Service Employee LTIP after the assignment and assumption of such plans by SHO as of the Conversion Date.

“SHLD Common Stock” means the common stock of SHLD, par value $0.01 per share.

“SHLD DC Plan” means each of the following qualified defined contribution plans: the Sears Holdings 401(k) Savings Plan, the Lands’ End, Inc. Retirement Plan, and the Sears Holdings Puerto Rico Savings Plan.

“SHLD Employment Agreement” means any Employment Agreement to which any member of the SHLD Group is a party and to which no member of the SHO Group is a party or beneficiary as of the Conversion Date. SHLD Employment Agreements shall not include any Employment Agreement originally between the SHLD Group and a Service Employee that is assigned by SHLD to SHO as of the Conversion Date. The SHLD Employment Agreements shall be the responsibility of one or more members of the SHLD Group following the Conversion Date.

“SHLD Group” is defined in the Separation Agreement, but for convenience is duplicated here, provided that the definition in the Separation Agreement controls. SHLD Group means, collectively, SHLD and all of its Subsidiaries other than members of the SHO Group.

“SHLD Restricted Stock Award” has the meaning set forth in Section 3.4(f)(i).

“SHLD Pension Plan” has the meaning set forth in Section 4.5(c)(i).

“SHLD Severance Plan” has the meaning set forth in Section 3.4(e)(i).

“SHLD SRIP” has the meaning set forth in Section 4.5(c)(ii).

“SHLD Welfare Plan” means each SHLD Benefit Plan that is a Welfare Plan.

“SHO Benefit Plan” means any Benefit Plan sponsored or maintained by any member of the SHO Group, excluding SHLD, and any Benefit Plan made available to SHO Employees by a designee at the direction of SHO. For the avoidance of doubt, no member of the SHLD Group shall be deemed to sponsor or maintain any SHO Benefit Plan if its relationship to such Benefit Plan is solely to administer such Benefit Plan or provide to SHO any reimbursement in respect of such Benefit Plan during the Administrative Services Period. In addition, SHLD is not responsible for any federal or state liability that SHO, the SHO Benefit Plan, or SHO’s designee may incur due to the relationship between SHO and the designee, or the structure of the SHO Benefit Plan.

“SHO Employee” means each Service Employee, including, for the avoidance of doubt, any such individual who is on a leave of absence, whether paid or unpaid, from which such employee is permitted to return (in accordance with SRC’s personnel policies, as applicable, or applicable Law, who is transferred to SHO as of the Conversion Date, any Service Employees hired by SRC and assigned to SHO during the Transitional Service Period, and any other employee SHO hires on or after the Conversion Date.

“SHO Employee Liabilities” means all potential or actual employment-related, employee benefits-related, or other Liabilities, whether arising on or after the Effective Date, with respect to: (a) Service Employees (and their respective Plan Payees); (b) any other individuals asserting rights or obligations stemming from their services to or in connection with the SHO Group or the SHO Business; (c) SHO Employment Agreements; and (d) the SHO Benefit Plans, except as otherwise provided in this Agreement or the Separation Agreement.

“SHO Employment Agreement” means any Employment Agreement (a) between the SHLD Group and a Service Employee who is transferred to SHO as of the Conversion Date or who is terminated after the Effective Date and before the Conversion Date, or (b) to which any member of the SHO Group is a party and to which no member of the SHLD Group is a party. The SHO Employment Agreements shall be the sole responsibility of one or more members of the SHO Group as of the Conversion Date.

“SHO Group” is defined in the Separation Agreement, but for convenience is duplicated here, provided that the definition in the Separation Agreement controls. SHO Group means, collectively, SHO Parent, Hometown, Outlet, and all other Persons that hereafter become a Subsidiary of SHO.

“SHO Welfare Plan” means each SHO Benefit Plan that is a Welfare Plan, including Welfare Plans sponsored by a designee of SHO and made available to SHO Employees and made available to SHO Employees as of the Conversion Date.

“Transferred Employee” means each Service Employee who, as of the Conversion Date, is transferred to the SHO Group, including, for the avoidance of doubt, any such individual who is on an approved leave of absence, whether paid or unpaid, from which such employee is permitted to return (in accordance with the Service Provider’s or its designee’s personnel policies, as applicable, or applicable Law, as of the Conversion Date).

“Transitional Employee Services” shall have the meaning set forth in Section 3.2.

“Welfare Plan” means each Benefit Plan that provides life insurance, health care, dental care, vision care, employee assistance programs (EAP), accidental death and dismemberment insurance, disability, severance, vacation or other group welfare or fringe benefits, including, but not limited to, a benefit that is an “employee welfare benefit plan” as described in Section 3(1) of ERISA.

“Workers’ Compensation Event” means the event, injury, illness or condition giving rise to a workers’ compensation claim.

ARTICLE II

TERM

2.1 General Term. This Agreement shall be in effect commencing immediately following the “Rights Closing Effective Time” specified in the Separation Agreement (the date on which the Rights Closing Effective Time occurs, the “Effective Date”) and continuing until 5:00 p.m. (Central Time) on the last day of the sixty-sixth month following the Effective Date, subject to earlier termination in accordance with Section 7.1.

2.2 Periods and Conversion Date. The term of this Agreement shall consist of two periods, as follows:

(a) The “Transitional Service Period” shall be the period commencing immediately following the “Rights Closing Effective Time” specified in the Separation Agreement (the date on which the Rights Closing Effective Time occurs, the “Effective Date”) and continuing until 5:00 p.m. (Central Time) on the last day of the third full month following the Effective Date. Thereafter, the Transitional Service Period shall automatically be extended in consecutive ninety (90) day increments, unless the parties mutually agree to conclude the Transitional Service Period earlier. Notwithstanding anything herein to the contrary, (i) the Transitional Service Period may not be extended past twelve (12) months after the Effective Date, and (ii) upon termination of this Agreement in accordance with Section 7.1, the Transitional Service Period shall also terminate. The date on which the Transitional Service Period (including any extensions) terminates shall be referred to as the “Conversion Date.”

(b) The “Administrative Services Period” shall be the period commencing immediately following the Conversion Date and continuing until the last day of the sixty-sixth month following the Effective Date.

ARTICLE III

TRANSITIONAL SERVICES AND SERVICE EMPLOYEES

3.1 Provision of Service Employees during Transitional Service Period.

(a) Subject to the terms and conditions of this Agreement, during the Transitional Service Period, the Service Provider shall provide the Service Employees for the exclusive use by SHO pursuant to this Agreement. The “Service Employees” are (a) those employees who will be coded by the Service Provider in its HRIS systems under code “SHS,” and include all individuals who, as of the Rights Closing Effective Time, are employed by any member of the SHO Group or is otherwise working primarily for the SHO Business, as well as any other employees agreed to by the parties prior to the Effective Date, which will be set forth on an Exhibit 3.1, including for the avoidance of doubt, any such individual who is on a leave of absence, whether paid or unpaid, from which such employee is permitted to return in accordance with SRC’s policies or applicable Law, and (b) additional Service Employees that are added from time to time in accordance with the provisions of Section 3.7 of this Agreement. In the event that SHO rejects a Service Employee, SHO shall be responsible for all costs relating to the termination of such employee, including severance costs in accordance with SRC’s policies and practices in effect from time to time as and when payable to such employee.

(b) Service Employees that are terminated or who otherwise leave the employment of SRC, or who cease to be assigned to work with SHO in accordance with the terms of Section 3.8, shall cease to be Service Employees hereunder; provided SHO shall be responsible for payment of all costs related to such Service Employees during their assignment to SHO and for all costs of termination, including severance costs in accordance with SRC’s policies and practices in effect from time to time as and when payable to such employee. For the avoidance of doubt, any individual Service Employee who during the Transitional Service Period is on a leave of absence, whether paid or unpaid, from which such employee is permitted to return in accordance with SRC’s policies or applicable Law, shall continue to be a Service Employee hereunder, and upon return shall be assigned to SHO.

3.2 Services of the Service Employees during the Transitional Service Period. During the Transitional Service Period, the Service Provider shall assign the Service Employees to perform services for SHO. The services to be provided by those employed by Service Provider as of the Effective Date shall be those functions and services, and at such locations, as were performed by the Service Employees for the benefit of Service Provider and the SHO Business immediately prior to the Rights Closing Effective Time, or similar functions and services, and at such other locations, as SHO and Service Provider may mutually agree (the “Transitional Employee Services”). Nothing in this Agreement will require or be interpreted to require Service Provider to provide Transitional Employee Services beyond the scope and content of similar services provided to Service Provider in connection with the SHO Business prior to the Rights Closing Effective Time, unless expressly agreed by Service Provider and SHO.

3.3 Responsibilities with Respect to the Transitional Service Period. With respect to each Service Employee, during the Transitional Service Period:

(a) The Service Provider undertakes that it will use its best efforts to provide the Service Employee’s services to SHO to assist SHO with respect to the SHO Business.

(b) No Service Employee shall be deemed to be an employee of SHO, but instead will continue to be an employee of Service Provider. The Service Provider will have sole responsibility for the hiring and terminating of each Service Employee, subject to the provisions of Section 3.8. SRC shall have the right to manage and direct the daily activities of the Service Employees consistent with SRC policies and procedures. SHO shall manage the worksite. Service Provider will coordinate and cooperate with SHO with regard to the daily activities of the Service Employees.

(c) Notwithstanding clause (b) above, for daily activities with respect to the SHO Business, SHO and Service Provider will coordinate and cooperate with regard to the direction and supervision of the Service Employees; provided however that any complaints, allegations, or incidents of any tortious misconduct or workplace safety violations, regardless of the source, are required to be reported to the Service Provider by SHO and upon such notice the Service Provider shall take appropriate action as a result of receiving any such report related to a Service Employee who has committed a tortious act.

(d) The Service Provider or any of its Affiliates shall have the right to determine (i) each Service Employee’s salary, wages and other compensation, subject to SHO’s consent, (ii) the amount of taxes, fees or contributions paid to any governmental entity or program by the Service Provider on behalf of, or with respect to, the Service Employees (subject to SHO’s right to reasonably request an accounting and review), (iii) the Service Employees’ eligibility for benefits under the Service Provider’s or any of its affiliates’ employee benefit plans and personnel policies and procedures, including without limitation, vacation policies (provided, however, that each Service Employee’s ability to schedule vacation during the Transitional Service Period is subject to SHO’s reasonable review and consent), and (iv) the amount of contributions made with respect to the Service Employees’ participation in any of the Service Provider’s or any of its Affiliates’ employee benefit plans or programs. Subject to Section 3.4, the Service Provider may change the amount of contributions or benefits provided to the Service Employees during the Transitional Service Period.

(e) The Service Provider and SHO shall promptly advise each other and SHO’s and SRC’s Legal Department as to any claims or matters which come to their respective attention involving potential legal actions or regulatory enforcement activity that involves the employment of a Service Employee, and shall promptly advise each other and SHO’s and SRC’s Legal Department of any and all legal actions or administrative notices or proceedings which are actually commenced. Without limitation, SHO shall promptly forward to Service Provider and SRC’s Legal Department a copy of any notices, legal documents or communications received with respect to any such matter or potential matter. SHO agrees to fully cooperate with the Service Provider in the investigation and defense of all such matters, regardless of whether SHO or Service Provider is the named party, and SHO agrees not to oppose any intervention by the Service Provider in such action or proceeding if only one of the parties is named.

(f) SRC shall have the right to utilize its Subsidiaries, Affiliates or a third party provider to provide any of the services under this Agreement.

3.4 Compensation, Payroll, Bonuses and Employee Benefits during the Transitional Service Period.

(a) During the Transitional Service Period, Service Provider and/or its Affiliates shall be solely responsible for paying the Service Employees’ compensation and withholding and paying the applicable taxes and customary deductions through Service Provider payroll or a third party payroll provider. The Service Employees shall be paid base compensation at the same rates that such Service Employees were receiving immediately prior to the Effective Date; provided that compensation for employees whose employment is subject to a collective bargaining agreement shall be governed by that collective bargaining agreement or any replacement agreement. Service Provider shall not otherwise increase or decrease the compensation of the Service Employees without the written consent of SHO except as may be required by Law; provided that Service Provider may make regular and customary increases in accordance with its existing compensation policies. During the Transitional Service Period, the Service Provider shall not promise, pay or accrue any bonus on behalf of any Service Employee except in accordance with its existing bonus program without the written consent of SHO, subject to subsection 3.4(c) below. All Service Employees’ payroll withholding elections (including without limitation, those related to income taxes, qualified retirement plans, and group health and welfare plans) shall remain the same during the Transitional Service Period as such elections were as of the date of this Agreement, except to the extent a Service Employee voluntarily elects (in a manner permitted or required of employees and plan participants generally) to change any such election.

(b) During the Transitional Service Period, each Service Employee shall continue to be eligible to participate in all SHLD Benefit Plans (excepts as provided in Section 3.4(c)), subject to the terms, conditions and continued availability of such plans, as amended from time to time, to the extent such Service Employee was eligible to participate in immediately preceding the Effective Date; provided that employee benefits for employees whose employment is subject to a collective bargaining agreement shall be governed by that collective bargaining agreement or any successor agreement. Service Provider and/or its Affiliates shall be responsible for Operating and administering all claims incurred by Service Employees during the Transitional Service Period pursuant to the terms and conditions of the applicable SHLD Benefit Plans, including any requirement generally applicable to the submission of benefit claims. New Hires and Service Employees that become eligible for benefits during the Transitional Service Period shall participate in such SHLD Benefit Plans as similarly situated employees of Service Provider, except as Service Provider and SHO shall otherwise agree, and subject to eligibility and vesting requirements of such plans.

(c) Notwithstanding the foregoing:

(i) Service Provider or one of its Affiliates shall establish an Annual Incentive Plan for Associates Supporting Sears Hometown and Outlet Stores, Inc. (“Service Employee AIP”), effective as of the Effective Date, for the purpose of:

(1) Accepting the 2012 fiscal year accruals under the Sears Holdings Annual Incentive Plan attributable to the Service Employees who were employees of the SHO Business prior to the Effective Date and under which the financial and performance metrics will be converted, as agreed by the parties, to SHO-specific metrics.

(2) Establishing a 2013 Service Employee AIP for eligible Service Employees, as agreed to by the parties, and for which the goals, measures, executive officer target incentive percentages and assignments also will be approved by the Compensation Committee of the SHO Board of Directors.

(ii) Service Provider or one of its Affiliates shall establish a Long-Term Incentive Program for Associates Supporting Sears Hometown and Outlet Stores, Inc. (“Service Employee LTIP”), effective as of the Effective Date, for the purpose of:

(1) Transferring the accruals attributable to the close out of the participation by Service Employees under the Sears Holdings Corporation Long-Term Incentive Program (“SHLD LTIP”) for the 2010-2012 and 2011-2013 SHLD LTIPs, as agreed by the parties, from the SHLD LITP to the Service Employee LTIP; and

(2) Establishing a 2012-2014 and/or 2013-2015 Service Employee LTIP for eligible Service Employees, as agreed to be the parties and for which the goals, measures, executive officer target incentive percentages and assignments will be approved by the Compensation Committee of SHO’s Board of Directors.

(iii) The Service Employee AIP and Service Employee LTIP and any incentive programs established and target incentives awarded to Service Employees thereunder, that have not been paid by the Service Provider as of Conversion Date, shall be assigned to and assumed by SHO as of the Conversion Date, in accordance with Section 4.4.

(d) SHO understands and acknowledges that the terms and conditions of employment for certain Service Employees will be governed by various collective bargaining agreements that were previously negotiated between Service Provider and the collective bargaining agent for the selected Service Employees. Service Provider agrees that during the Transitional Service Period, without the knowledge of SHO, it will not negotiate with the collective bargaining agent of the Service Employees covered on any items related to the interpretation, modification, extension, or alteration of any collective bargaining agreements covering the Service Employees because Service Employees and any collective bargaining agreement will be assumed by SHO. Before implementing any changes, Service Provider will obtain SHO’s advice and consent. SHO acknowledges that Service Provider has a duty to bargain in good faith under the National Labor Relations Act. To the extent that Service

Provider becomes liable for failing to bargain in good faith under the National Labor Relations Act as a result of SHO unreasonably failing to give its consent to any interpretation, modification, extension, or alteration of any collective bargaining agreements covering the Service Employees, SHO shall indemnify Service Provider for any Losses relating to such failure to bargain in good faith. Service Provider understands and acknowledges that as a condition of granting such consent, SHO in its sole discretion may require that a representative of SHO shall be involved and have authority in any such negotiations contemplated by this paragraph.

(e) SHO understands and acknowledges that the terms and conditions of employment for certain Service Employees also are subject to the following.

(i) A broad based severance plan sponsored by SHLD (“SHLD Severance Plans”), and that to the extent any Service Employee is involuntarily terminated during the Transitional Service Period under circumstances entitling the Service Employee to severance pay and benefits, the Service Provider shall pay such amounts to the Service Employee. SHO acknowledges and agrees that during the Transitional Service Period if a Service Employee becomes eligible for such pay and benefits, Service Provider is obligated to make such payments, and SHO shall reimburse SRC for all such payments, in accordance with Appendix A. Service Provider agrees that during the Transitional Service Period, it will not increase the pay and benefits payable under the SHLD Severance Plans as of the Effective Date, affecting any Service Employees, without first notifying SHO.

(ii) SHLD Employment Agreements, under which certain Service Employees may be entitled to executive severance-related salary and benefit continuation, and SHO acknowledges and agrees that during the Transitional Service Period if a Service Employee becomes eligible for such pay and benefits, Service Provider is obligated to make such payments, and SHO shall reimburse SRC for all such payments, in accordance with Appendix A. Service Provider agrees that during the Transitional Service Period, it will not increase the pay and benefits payable under an SHLD Employment Agreement as of the Effective Date, without SHO’s advice and consent.

(iii) Any remaining severance-related pay and benefits payable to a Service Employee as of and after the Conversion Date shall be assigned to and assumed by SHO as of the Conversion Date in accordance with Section 4.4. All SHLD Employment Agreements between the Service Provider or SHLD and a Service Employee shall be assigned to and assumed by SHO as of the Conversion Date in accordance with Section 4.4 and thereafter be SHO Employment Agreements.

(f) SHO understands and acknowledges that:

(i) Any restricted stock award with respect to SHLD Common Stock including any cash right or award issued with respect to such restricted stock award (“SHLD Restricted Stock Award”) that was granted under or pursuant to any equity compensation plan or arrangement of SHLD, that, as of the Effective Date, is held by any Service Employee, shall be replaced by SHLD with an equivalent cash retention award

(“Cash Retention Award”) as of the Effective Date, which will continue to be subject to the same (remaining) vesting schedule as the SHLD Restricted Stock Award it replaces. Equivalent value with respect to the forfeited portion of the SHLD Restricted Stock Award constituted by SHLD Common Stock will be determined based upon the market closing price of SHLD Common Stock on the day before the Effective Date during regular trading hours. That closing price will be multiplied by the number of forfeited shares (rounded down to the nearest whole share) for each award to arrive at the dollar value of the Cash Retention Award.

(ii) Any SHLD employee retention award payable in cash that, as of the Effective Date, was awarded to any Service Employee, and cash retention awards awarded to any Service Employees by the Service Provider after the Effective Date and before the Conversion Date, with the advice and consent of SHO, (“Cash Retention Awards”) shall continue in effect during the Transitional Service Period.

(iii) As of the Conversion Date, all outstanding Cash Retention Awards, shall be assigned to and assumed by SHO in accordance with Section 4.4.

3.5 Compliance With Law. Service Provider and/or its Affiliates shall be responsible for compliance with all legal obligations in respect of the Service Employees during the Transitional Service Period. Service Provider and/or its Affiliates shall bear sole responsibility to respond to any questions and inquiries from federal, state, and local agencies and other Persons regarding payroll and employment data and history relating to the Service Employees concerning the Transitional Service Period. SHO agrees to cooperate in all reasonable ways to assist Service Provider with responding to such inquires.

3.6 Inactive Service Employees. The terms of this Agreement (including the obligations of SHO pursuant to Article VI) shall apply to any Service Employee who as of the Effective Date is on or who during the Transitional Service Period is placed on, an approved leave of absence (whether paid or unpaid) from which such employee is permitted to return (in accordance with the Service Provider’s personnel policies or applicable Law (an “Inactive Service Employee”). Service Provider shall deliver to SHO a list of the names of all Inactive Service Employees as of the Effective Date and as of the Conversion Date not later than five (5) business days prior to each such date. Until the earlier of the date on which he or she is able to return to active employment status, and presents him or herself for work, and the Conversion Date, Service Provider and/or its Affiliates, as the case may be, shall (a) provide to such Inactive Service Employee (and each beneficiary or eligible dependent thereof) coverage or eligibility for coverage under the applicable SHLD Benefit Plans, subject to the terms, conditions and continued availability of such plans, and (b) be solely responsible for all claims relating to employee benefit obligations with respect to such Inactive Service Employee (and each beneficiary or eligible dependent thereof); provided, however, that SHO shall reimburse Service Provider for all costs associated with all such Inactive Service Employees in accordance with Section 6.1 of this Agreement to the extent Service Provider is required to make any payments during the Transitional Service Period or thereafter under SHLD Benefit Plans in effect as of the Effective Date.

3.7 New Hires.

(a) Upon ten (10) business days’ prior written request from SHO, Service Provider, directly or indirectly through one or more of its Affiliates, shall offer employment in accordance with and subject to Service Provider’s hiring practices and procedures. The compensation level for such individual shall be subject to Service Provider’s discretion after consideration of the level set forth by SHO in such written request to those individuals identified by SHO (“New Directed Hires”), and such New Directed Hires shall be employed by Service Provider to provide services to SHO and shall be deemed Service Employees for purposes of this Agreement.

(b) In addition, Service Provider shall recruit, hire and assign to provide services to SHO, such additional Service Employees, in accordance with and subject to Service Provider’s hiring practices and procedures, and in such positions and at compensation levels, as it shall determine to be appropriate in accordance with budgets and staffing level requirements established by SHO (such persons referred to as “New SRC Hires” and together with the New Directed Hires, the “New Hires”).

(c) During the Transitional Service Period SHO shall not directly or through an entity, other than the Service Provider, employ or retain any employee, independent contractor, volunteer or intern.

3.8 Termination of Employees during Transitional Service Period. All Service Employees (other than those subject to collective bargaining agreements) shall, at all times during the Transitional Service Period, remain at-will employees of Service Provider and/or its Affiliates (subject to any provisions of applicable Employment Agreements). With respect to each Service Employee, SHO in its absolute discretion shall have the right at any time during the Transitional Service Period to issue to the Service Provider a written notice informing the Service Provider that the Service Employee will no longer be required by SHO. Service Provider, in its sole discretion, may reassign such individual to another SHLD entity or it may terminate such individual’s employment. If the employment of the employee is terminated, SHO shall reimburse the Service Provider for the cost of any severance as and when the severance is payable to the Service Employee. The Service Provider retains the right to dismiss any Service Employee, and if severance becomes payable, SHO shall reimburse the Service Provider for the cost of such severance payments, as and when the severance payments are payable to the Service Employee. The provisions of Section 6.1, with regard to payment of fees incurred with respect to a Service Employee during his or her period of employment during the Transitional Service Period, shall survive termination of this Agreement or termination of such employee.

3.9 Certain Laws. The parties acknowledge that certain laws may create further rights and obligations with respect to the Service Employees. Service Provider and SHO shall cooperate and take such further actions as may be reasonably necessary to give effect to the Separation Agreement and this Agreement to the extent possible without causing any liability to either party (and, in particular, the wrongful discharge, failure to hire, and severance rules) under the applicable employment laws. Service Provider and SHO shall take all reasonable steps to maintain Service Provider as the exclusive common law employer during the Transitional Service Period.

ARTICLE IV

CONVERSION DATE AND TRANSFER OF EMPLOYEES

4.1 Transfer of Service Employees. On the Conversion Date, all Service Employees and the applicable information related to Service Employees, shall be transferred from SRC to SHO or its designee in accordance with applicable Law, and SHO or its designee will become the employer of each Service Employee (hereinafter referred to as “Transferred Employee”) who is employed by the Service Provider as a Service Employee on the Conversion Date. The Service Provider and/or its Affiliates and SHO shall take reasonable steps to effect an orderly transfer of the Service Employees and the applicable employment-related data related to Service Employees (including but not limited to salary, payroll, benefit coverage, and compensation history) to SHO, effective as of the Conversion Date (or such earlier date as may be agreed by the parties). SHO shall pay SRC reasonable charges for SRC’s services and expenses in connection with the transfer of employees and the transfer of applicable information. In the event that SHO does not accept the transfer of any Service Employee, then SHO shall be responsible for, and shall reimburse SRC for, the costs and liabilities arising out of or relating to SRC’s termination or retention of such employees.

4.2 Transition Plan. At least every 45 days throughout the Transitional Service Period, SHO will provide Service Provider with current information and reasonable assistance concerning SHO’s implementation plans for transitioning all Service Employees to SHO or its designees at or prior to the Conversion Date. Service Provider will provide SHO with such information as is reasonably necessary to assist SHO with such transition plan.

4.3 Notice Requirements. SHO shall bear any liability that may accrue to the Service Employees or to any unit of government under the Worker Adjustment and Retraining Notification Act of 1988, as amended (the “WARN Act”), or any similar state Law, arising out of (1) any actions taken by SRC at SHO’s request or direction during the Transitional Service Period, (2) the conversion of SRC employees to SHO employees, and (3) any action taken by SHO after the Conversion Date.

4.4 Assignment and Assumption of Liabilities. Effective as of the Conversion Date, Service Provider hereby assigns and SHO hereby assumes, all of the following obligations and agreements with respect to the Service Employees, whether arising before or after the Conversion Date, except as expressly otherwise provided in Section 4.5 (for purposes of this Agreement “Assumed Liabilities”):

(a) the existing collective bargaining agreements;

(b) all of the following obligations of Service Provider with respect to the Service Employees (except to the extent such obligation arises from SRC’s breach of its obligations under this Agreement): (i) accrued but unpaid salaries, wages, overtime, bonuses/incentives, including without limitation the Service Employee AIP and Service Employee LTIP and the related payroll taxes; (ii) liabilities for accrued but unpaid vacation, illness and other approved leaves; and (iii) liabilities for insurance and pension contributions to multi-employer plans pursuant to the terms of any applicable collective bargaining agreement, and (iv) the COBRA liabilities described in Section 4.5(b);

(c) all liabilities arising out of or relating to all SHO Employment Agreements, except to the extent such liabilities arise from SRC’s breach of its responsibilities under this Agreement;

(d) all liabilities arising out of or relating to any SHLD Severance Plan, as described in subsection 3.4(e)(i);

(e) all outstanding liabilities arising out of or relating to any Service Employee Incentive Plan or Service Employee LTIP;

(f) all liabilities arising out of or relating to any Cash Retention Award or Other Cash Retention Award, except to the extent such liabilities is arise from SRC’s breach of its responsibilities under this Agreement;

(g) all other Liabilities with respect to the employment, service, termination of employment or termination of service of any Service Employees, their respective Plan Payees, and other service providers (including any individual who is, or was, an independent contractor, temporary employee, temporary service worker, consultant, freelancer, agency employee, leased employee, on-call worker, incidental worker, or nonpayroll worker of any member of SHO or in any other employment, non-employment, or retainer arrangement, or relationship with any member of SHO), in each case to the extent arising in connection with or as a result of employment with or the performance of services for the SHO Business from and after the Conversion Date, and

(h) all other SHO Employee Liabilities.

Pursuant to such assignment and assumption agreements, SHO shall be solely responsible for all the Assumed Liabilities, and SRC shall not retain any Assumed Liabilities.

4.5 Cessation of Participation and Allocation of Liabilities With Respect to Benefit Plans.

(a) Except as otherwise specifically provided in this Agreement, as of the Conversion Date, each Transferred Employee (and each such individual’s Plan Payees) shall cease participation in all SHLD Benefit Plans (subject to COBRA) and, as of such time, SHO shall or shall cause another member of the SHO Group to have in effect or make available such SHO Benefit Plans as are necessary to comply with its obligations pursuant to this Agreement.

(b) On and after the Conversion Date, SHO and the SHO Group shall assume all requirements under COBRA with respect to all Service Employees and their respective Plan Payees who, immediately prior to the Effective Date, were participating in, or entitled to present or future benefits under the SHLD Welfare Plans pursuant to COBRA or who have a COBRA qualifying event (as defined in Section 4980B of the Code) on or after the Effective Date.

(c) Pension Benefits.

(i) As of the Conversion Date, each Service Employee who is a participant in the Sears Holdings Pension Plan (the “SHLD Pension Plan”) (which is a frozen defined benefit pension plan) will cease to actively participate in the SHLD Pension Plan and will be treated as a terminated participant or retiree, as applicable, under the SHLD Pension Plan. No additional service will accrue under the SHLD Pension Plan after such date for any purpose (e.g., eligibility or vesting) until or unless such Transferred Employee again becomes a SHLD employee. Notwithstanding any other provision contained herein, neither SHO nor its Affiliates will have any Liability with respect to the SHLD Pension Plan for any Service Employee, and their respective Plan Payees, except as required by Law.

(ii) As of the Conversion Date, each Service Employee who is a participant in the Sears, Roebuck and Co.’s Supplemental Retirement Income Plan (the “SHLD SRIP”) (which is a frozen, non-qualified deferred compensation plan that supplements the pension benefit under the SHLD Pension Plan for certain participants of the SHLD Pension Plan) will cease to actively participate in the SHLD SRIP and will be treated as a terminated participant or retiree, as applicable, under the SHLD SRIP. No additional service will accrue under the SHLD SRIP after such date for any purpose (e.g., eligibility or vesting). Notwithstanding any other provision contained herein, neither SHO nor any SHO Affiliate will have any Liability with respect to the SHLD SRIP for any Service Employee, and their respective Plan Payees, except as required by Law.

(iii) As soon as practicable after the Conversion Date, the recordkeeper for the SHLD Pension Plan and SHLD SRIP will inform the SHO Employees who are participants in the SHLD Pension Plan and SHLD SRIP of their rights thereunder; and SHLD will process distributions in accordance with the terms of the SHLD Pension Plan and SHLD SRIP, as applicable.

(d) 401(k) Plans.

(i) As of the Conversion Date, each Transferred Employee who is a participant in a SHLD DC Plan will cease to actively participate in such SHLD DC Plan and, unless the parties agree prior to the Conversion Date to a trust-to-trust transfer between the applicable SHLD DC and a new SHO-sponsored tax-qualified defined contribution plan, will be treated as a terminated participant under the SHLD DC Plan, and no additional service will accrue under the SHLD DC Plan after such date for any purpose (e.g., eligibility or vesting) until or unless such Transferred Employee again becomes an SHLD employee.

(ii) As soon as practicable prior to or after the Conversion Date, Transferred employees will be informed of their options with respect to their account balances under the SHLD DC Plans.

(e) Employee Stock Purchase Plan. All Transferred Employees shall cease active participation in the Sears Holdings Corporation Associate Stock Purchase Plan (the “SHLD Associate Stock Purchase Plan”) with respect to offering periods ending after the Conversion Date. For the avoidance of doubt, the Service Employees who participated in the SHLD

Associate Stock Purchase Plan prior to the Conversion Date shall continue to participate in any offering period under SHLD Associate Stock Purchase Plan ending prior to the Conversion Date (subject to any action taken by any such Service Employee who is participating in this plan to terminate such participation prior to the Conversion Date).

4.6 No Duplication or Acceleration of Benefits. Notwithstanding anything to the contrary in this Agreement or the Separation Agreement, no Service Employee shall receive benefits under a SHLD Benefit Plan that duplicate benefits provided by the corresponding SHO Benefit Plan. Furthermore, unless expressly provided for in this Agreement or the Separation Agreement or required by applicable Law, no provision in this Agreement shall be construed to create any right to accelerate vesting or entitlements to any compensation or Benefit Plan on the part of any Service Employee or former Service Employee, except as specifically provided for under SHO Employment Agreement or Cash Retention Award or Other Cash Retention Award.

4.7 Service Crediting under SHO Benefit Plans.

(a) General. From and after the Conversion Date, SHO shall, and shall cause its affiliates, and successors to, provide credit under the SHO Benefit Plans to Transferred Employees for their service with SHO and its predecessors and affiliates (including but not limited to service for the SHO Business, the SHO Group, Service Provider and SHLD) for all purposes to the same extent that such service was recognized under the relevant SHLD Benefit Plans prior to the Conversion Date. Service shall be credited under SHO Benefit Plans for all purposes, including but not limited to, determining eligibility to participate, vesting, and eligibility to retire; provided, however, that service shall not be recognized to the extent that such recognition would result in the duplication of benefits.

(b) Noncontinuous Employees. If a former employee of the SHO Group or SHLD Group (such Group, the “Original Group”) becomes employed by a member of the other Group (such Group, the “Transferee Group”) without having been continuously employed by a member of the Original Group from the Effective Date through the date such former employee commences active employment with a member of the Transferee Group, then the Benefits Plans of the Transferee Group will not recognize for any purpose such individual’s service with the Original Group before or after the Rights Closing Effective Time, except to the extent required by Law or the terms of any such Benefit Plan. If a former employee is rehired by his or her Original Group then all such individual’s service shall be recognized by the Benefit Plans of the Original Group to the extent required by Law the terms of any such Benefit Plan.

4.8 Assignment of Employment Agreements. All SHO Employment Agreements will be assigned to and assumed by SHO, pursuant to Section 4.4. SRC will provide copies of all SHO Employment Agreements and other assumed documents to SHO. SRC shall use reasonable efforts to transfer or cause to be transferred to SHO documentation related to such SHO Employment Agreements, including offer letters, agreements and other instruments reasonably required for the maintenance and administration of the SHO Employment Agreements.

4.9 Administration of SHO Benefit Plans. As of and after the Conversion Date, SHO or its delegate shall be exclusively responsible for administering each SHO Benefit Plan and each SHO Employment Agreement in accordance with its terms and for all obligations and liabilities with respect to the SHO Employment Agreements and all benefits owed to individuals who are parties to the SHO Employment Agreements, whether entered into before, on or after the Conversion Date. SHO shall not assume sponsorship, maintenance or administration of any Benefit Plan or Employment Agreement that is not a SHO Benefit Plan or a SHO Employment Agreement or receive or assume any assets or liabilities in connection with any such Benefit Plan or Employment Agreement. Further, SHO agrees to enforce the non-competition provision and related definition of “Sears Competitor” under any Employment Agreement assumed by SHO as of the Conversion Date, with respect to any termination occurring after the Effective Date with protective covenants still in effect after the Conversion Date and during the term of the Services Agreement.

4.10 Plan-Related Litigation. Notwithstanding anything herein to the contrary, the management of the defense of all litigation related to the SHLD Benefit Plans, the SHLD Employment Agreements, the SHO Benefit Plans and the SHO Employment Agreements shall be governed by the Separation Agreement, and this Agreement shall govern the allocation of Liabilities related to any such litigation.

4.11 Cooperation. SRC and SHO shall, and shall cause their respective Affiliates to use reasonable best efforts to cooperate with respect to any employee compensation or benefits matters that SRC or SHO, as applicable, reasonably determines require the cooperation of both SRC and SHO in order to accomplish the objectives of this Agreement. Without limiting the generality of the preceding sentence, (a) SRC and SHO shall cooperate in coordinating each of their respective payroll systems in connection with the transfers of Service Employees to SHO payroll as of the Conversion Date, and (b) SRC shall transfer records to SHO as reasonably necessary for the proper administration of the participation of Service Employees in any SHO Benefit Plan, to the extent such records are in SRC’s possession (including without limitation, for purposes of crediting service in accordance with this Article III). The obligations of SHO and SRC to cooperate pursuant to this Section 4.11 shall remain in effect until all audits of all Benefit Plans and certification of goals and payments under a Service Provider AIP or Service Provider LTIP, with respect to which the other party may have information, have been completed or the applicable statute of limitations with respect to such audits has expired.

ARTICLE V

ADMINISTRATIVE SERVICES

5.1 Administrative Services Period. The Administrative Services Period shall be the period commencing on the Conversion Date, and continuing until 5:00 p.m. (Central Time) on the last day of the sixty-sixth month following the Effective Date, subject to termination in accordance with Section 7.1.

5.2 Administrative Services. During the Administrative Services Period, SRC (or its Subsidiary or Affiliate) will provide to SHO certain administrative and business process outsourcing services, as described in any accompanying Statement of Work(s) (such services referred to as the “Administrative Services”), either itself or by third parties. The Administrative Services may include payroll administration services, time and attendance, human resources administration, health and safety administration, workers compensation administration, and other human resources-related services. SRC may provide the Administrative Services directly or through a designee, or may subcontract out all or a portion of the Administrative Services. Except as otherwise set forth in a particular SOW, nothing in this Agreement shall give SRC an exclusive right to provide, or require SHO to purchase exclusively from SRC, any administrative services.

5.3 Use of Services. SHO agrees to the following with regard to its use of the Services:

(a) SHO, and not SRC, will be solely responsible for all decisions relating to the relationship between SHO and SHO employees, including Transferred Employees.

(b) SHO will be responsible for the manner in which it uses Administrative Services, including the manner in which it interprets and acts upon any guidance or recommendation provided by SRC.

(c) SHO will be responsible for the consequences of any instruction or request SHO may give to SRC.

(d) SHO shall use Administrative Services in accordance with the terms and conditions of this Agreement as well as any policies established by SRC from time to time (provided such policies shall not limit or otherwise modify the terms of this Agreement, including the Parties rights or obligations hereunder).

(e) SHO shall not resell, directly or indirectly, the Administrative Services or any portion thereof to any party other than SHO, its Subsidiaries or Affiliates.

5.4 SOWs. All SOWs must be in writing and signed by both parties to be effective. In the event of a conflict among the terms of the various documents that at any given time constitute this Agreement, the following order of precedence shall apply: (a) any Amendment thereto (as defined below) shall control over any conflicting terms in the document that it is amending (e.g., a SOW or this Agreement); and (b) the Agreement shall control over any conflicting terms of an SOW, unless the SOW specifically references conflicting terms of this Agreement that the SOW is changing.

5.5 Inherent Services. If any services, functions, tasks, activities, or other responsibilities not specifically described in any SOW but which are reasonably required for the proper performance and provision of the Administrative Services described in any SOW to the same extent and in the same manner as if specifically described herein (collectively, “Inherent Services”), such services, functions, tasks, activities, and responsibilities shall be deemed to be included within the scope of the Administrative Services to be provided hereunder, as if such services, functions, tasks, activities, and responsibilities were specifically described in this Agreement or a SOW.

5.6 Termination of an Individual Service for Convenience by SHO. Subject to the next sentence, SHO, upon 60-day’s prior written notice to SRC, may terminate for SHO’s convenience any individual Administrative Service at the end of a SHO fiscal month. SHO may not terminate an individual Administrative Service if the termination would adversely affect

SRC’s ability to perform another Administrative Service. In the event that any individual Administrative Service is terminated, the Administrative Fee shall be adjusted in accordance with a good faith estimate by Service Provider. SHO agrees to reimburse Service Provider for any costs incurred in the termination of such a service at the request of SHO

ARTICLE VI

PAYMENTS BY SHO

6.1 Fee for Transitional Employee Services. In consideration for the Transitional Employee Services, SHO shall pay to Service Provider the fees and cost reimbursements set forth on Appendix A (collectively, the “Transitional Service Fee”), in the manner set forth on Appendix A. The Transitional Service Fee will not include amounts payable under the Services Agreement. The payment of the Transitional Service Fee shall be made by wire transfer to an account to be designated by Service Provider, at such times as shall be agreed between the Parties. The payment of the Transitional Service Fee shall not be subject to any right of setoff.

6.2 Fee for Administrative Services. In consideration for the Administrative Services, SHO shall pay to Service Provider the fees and cost reimbursements set forth on Appendix B (collectively, the “Administrative Service Fee”), in the manner set forth on Appendix B. The Administrative Service Fee will not include amounts payable under the Services Agreement. The payment of the Administrative Service Fee shall be made by wire transfer to an account to be designated by Service Provider, at such times as shall be agreed between the Parties. The payment of the Administrative Service Fee shall not be subject to any right of setoff.

6.3 Audit Rights. SHO shall have the right, from time to time upon reasonable prior notice and during normal business hours, to inspect SRC’s records as reasonably necessary to verify the calculation of costs and fees payable by SHO to SRC under this Agreement, including third party vendor statements and accounts.

6.4 Recalculation of Transition Service Fees. The Parties acknowledge and agree that the Transitional Service Fee was calculated based on the expectation that the fee will compensate SRC for its costs related to the provision of Employee Services under this Agreement (including wages, benefits, and insurance, but excluding costs of Claims covered by the indemnification provisions of this Agreement, costs of termination or severance which are otherwise to be reimbursed by SHO, and costs of additional services) plus the profit margin described on Appendices A and B. If after the date hereof SRC in good faith determines that the Transitional Service Fee was miscalculated, or did not fully take into account all costs (other than the excluded costs referred to in the preceding sentence), or otherwise does not compensate SRC for such costs plus such profit margin, then upon SRC’s demonstration of such facts, the Parties shall in good faith negotiate an appropriate adjustment to the Transitional Service Fee. In addition, if there is a change in legislation, adoption of a regulation or other matters that result in an increase or decrease in the cost or amount of services from those currently being projected by SRC, then upon SRC’s demonstration of such facts, the Parties shall in good faith negotiate an appropriate adjustment to the Transitional Service Fee.

6.5 Recalculation of Administrative Service Fees. The Parties acknowledge and agree that the Administrative Service Fee was calculated based on the expectation that the fee will compensate SRC for its costs related to the provision of Administrative Services under this Agreement (including wages, benefits, and insurance, but excluding costs of Claims covered by the indemnification provisions of this Agreement, costs of termination or severance which are otherwise to be reimbursed by SHO, and costs of additional services) plus the profit margin described on Appendices A and B. If after the date hereof SRC in good faith determines that the Administrative Services Fee was miscalculated, or did not fully take into account all costs (other than the excluded costs referred to in the preceding sentence), or otherwise does not compensate SRC for such costs plus such profit margin, then upon SRC’s demonstration of such facts, the Parties shall in good faith negotiate an appropriate adjustment to the Administrative Service Fee. In addition, if there is a change in legislation, adoption of a regulation or other matters that result in an increase or decrease in the cost or amount of services from those currently being projected by SRC, then upon SRC’s demonstration of such facts, the Parties shall in good faith negotiate an appropriate adjustment to the Administrative Service Fee.

6.6 Covered Administrative Services. The Administrative Services Fee shall be for the Administrative Services which shall be described in a SOW/service plan that will be developed by SRC with input from SHO. In the event that SHO desires SRC to provide additional or more comprehensive services, the parties shall negotiate with respect to the provision of such services and the fees therefore.

6.7 Expenses. In addition to the Transitional Service Fee and the Administrative Service Fee (collectively “Fees”), SHO will reimburse SRC for (i) COBRA expenses advanced by SRC with respect to SHO’s and its Affiliates’ employees who incur a qualifying event (as defined under COBRA) prior to the Effective Date, (ii) COBRA expenses advanced by SRC with respect to SHO’s and its subsidiaries’ employees who incur a qualifying event (as defined under COBRA) on or after the Effective Date until such COBRA liability is transferred to a SHO-sponsored group health plan on or after the Conversion Date, and (iii) all other reasonable out-of-pocket expenses actually incurred in its performance of the Employee Services or Administrative Services, that are not included in the Fees (“Expenses”). To the extent reasonably practicable, SRC will provide SHO with notice of such Expenses prior to incurring them. SHO shall be responsible for the costs and liabilities arising out of or relating to the termination of such employees. SHO shall reimburse SRC for or will pay directly any or all third-party contractors providing services to or for the benefit of SHO.

6.8 Additional Reimbursements. The Parties agree that during the Transitional Services Period, SRC will maintain the workers compensation insurance with respect to the Service Employees, and after the Conversion Date, SHO will maintain such insurance. In the event that SRC is unable to recoup or obtain a refund of excess premiums from its insurance carrier (after diligently seeking to do so), with respect to workers compensation coverage for the Service Employees that extends beyond the Conversion Date, the SHO shall reimburse SRC for such excess premiums.

6.9 Taxes; Insurance. Fees do not include applicable taxes. SHO will be responsible for the payment of all taxes payable in connection with the Employee Services or Administrative Services including sales, use, excise, value-added, business, service, goods and services, consumption, withholding, and other similar taxes or duties, including taxes incurred on transactions between and among SRC, its Affiliates, and third-party contractors, along with any related interest and penalties (“Transaction Taxes”). SHO will reimburse SRC for any deficiency relating to Transaction Taxes that are SHO’s responsibility under this Agreement. Notwithstanding anything in this Section 6.9 to the contrary, each Party will be responsible for its own income and franchise taxes, employment taxes, and property taxes. Each Party will provide to the other Party any resale exemption, multiple points of use certificates, treaty certification and other exemption information reasonably requested by the other Party.

ARTICLE VII

TERMINATION

7.1 Termination of this Agreement.

(a) Subject to the next sentence, SHO or Service Provider may terminate this Agreement in the event of a material breach of this Agreement by the other Party if the breach is curable by the breaching Party and the breaching Party fails to cure the breach within thirty (30) days following its receipt of written notice of the breach from the non-breaching Party. If the breach is not curable by the breaching Party, the non-breaching Party may immediately terminate this Agreement following the non-breaching Party’s delivery of notice to the breaching Party.

(b) SHO or Service Provider may terminate this Agreement (whichever party is entitled to terminate, the “Terminating Party”) effective immediately upon thirty (30)-days’ advance written notice to the other party if (i) the Terminating Party or any of its Affiliates terminates the Separation Agreement as a result of a material breach of, or a material default by, the other party or its Affiliates of their obligations in the Separation Agreement, (ii) the Terminating Party or any of its Affiliates terminates a License Agreement in accordance with its terms as a result of a material breach of, or a material default by, the other party or its Affiliates of their obligations in the License Agreement, (iii) the Terminating Party or any of its Affiliates terminates the Merchandising Agreement in accordance with its terms as a result of a material breach of, or a material default by, the other party or its Affiliates of their obligations in the Merchandising Agreement. or (iv) the Terminating Party or any of its Affiliates terminates the Shop Your Way Rewards Retail Establishment Agreement dated August 8, 2012 between SHO and Service Provider (the “SYW Agreement”) in accordance with its terms as a result of a material breach of, or a material default by, the other party or its Affiliates of their obligations in the SYW Agreement. “License Agreement” means each of the following, each dated August 8, 2012: the Store License Agreement between Hometown and SRC; the Store License Agreement between Sears Home Appliance Showrooms, LLC and SRC; the Store License Agreement between Outlet and SRC; and the Trademark License Agreement between SHO and SRC.

(c) Service Provider may terminate this Agreement if a Stockholding Change (as defined in the Services Agreement) occurs.

(d) SHO may terminate this Agreement at any time prior to the Conversion Date upon at least six (6) months prior written notice to SRC (provided such termination date shall be at the end of a payroll period). SHO and SRC each may terminate this Agreement after the Conversion Date, upon at least one years prior written notice to the other delivered after the Conversion Date (provided such termination date shall be at the end of a payroll period).

7.2 Effect of Termination. Upon expiration or termination of this Agreement on or prior to the Conversion Date, to the extent that all Service Employees are not transferred to SHO in accordance with Article III, then Service Provider may at its option terminate the employment of such employees, and SHO shall reimburse the Service Provider for the cost of and liabilities arising from such termination, including severance payments, as and when the same are payable to such employees.

ARTICLE VIII

INDEMNIFICATION AND INSURANCE

8.1 Indemnification by SHO. SHO will defend, indemnify, and hold harmless Service Provider and its Affiliates and their respective Representatives, from and against any and all costs, liabilities, losses, penalties, expenses and damages (including reasonable attorneys’ fees) of every kind and nature (“Losses”) arising from or relating to third-party claims, demands, litigation, and suits related to or arising out of the Service Employees, the employment or termination of the Service Employees, or this Agreement (including the performance or nonperformance of services under this Agreement) (together “SHO Claims”), except to the extent that such SHO Claims are caused by: (i) a failure by Service Provider to comply with reasonable instructions from SHO; or (ii) any grossly negligent act or omission, willful misconduct, or willful failure of Service Provider, its Affiliates, or their respective Representatives in performance of this Agreement. Without limitation, SHO Claims shall include any claims, demands, litigation and suits arising under or relating to out, or out of, any labor, employment, benefit or other matter relating to any Service Employee or any former Service Employee or any alleged or claimed Service Employee, any claims relating to whether an individual is or is not considered a Service Employee, and any claims with respect to hiring, failure to hire, firing, promoting, disciplining, discrimination, harassment, classification, or other matter relating to any Service Employee or any former Service Employee, alleged or claimed.

8.2 Indemnification by Service Provider. Service Provider will defend, indemnify, and hold harmless SHO and its Affiliates, and their respective Representatives, from and against any and all costs, liabilities, losses, penalties, expenses and damages (including reasonable attorneys’ fees) of every kind and nature arising from third-party claims, demands, litigation, and suits, that: (a) relate to bodily injury or death of any person or damage to real and/or tangible personal property directly caused by the gross negligence or willful misconduct of Service Provider or its Affiliates during the performance of the Services, or (b) relate to the infringement of any copyright or trade secret by an Asset owned by Service Provider or its Affiliates and used by Service Provider in the performance of the Services (together, “SP Claims”). Notwithstanding the obligations set forth above in this Section 8.2, Service Provider will not defend or indemnify SHO, its Affiliates, or their respective Representatives to the extent that such SP Claims are caused by: (i) a breach of any provision of this Agreement by SHO; (ii) any grossly negligent act or omission, willful misconduct, or willful failure of SHO, its Affiliates, or their respective Representatives in performance of this Agreement; or (iii) with respect to infringement claims: (A) SHO’s use of the Asset in combination with any product or information not provided by

Service Provider; (B) SHO’s distribution, marketing or use for the benefit of third parties of the Asset; (C) SHO’s use of the Asset other than as contemplated by this Agreement; or (D) information, direction, specification or materials provided by or on behalf of SHO. SHO Claims and SP Claims are each individually referred to as a “Claim.”

8.3 Procedure. In the event of a Claim, the indemnified Party will give the indemnifying Party as well as the SRC Legal Department prompt notice in writing of the Claim; but the failure to provide such notice will not release the indemnifying Party from any of its obligations under this Article except to the extent the indemnifying Party is materially prejudiced by such failure. Upon receipt of such notice the indemnifying Party may assume the defense of the Claim, and if it does assume it will be entitled to control the defense of the Claim at its expense and through counsel of its choice, by giving notice of its intention to do so to the indemnified Party within twenty (20) business days of the receipt of such notice from the indemnified Party. Notwithstanding anything herein to the contrary, during the Transitional Services Period, SRC shall have the sole right to control the investigation and defense of all Claims, whether it is the indemnifying Party (at its expense) or the indemnified Party (at the expense of the indemnifying Party). The indemnifying Party will not, without the prior written consent of the indemnified Party, (i) settle or compromise any Claim or consent to the entry of any judgment that does not include as an unconditional term thereof the delivery by the claimant or plaintiff to the indemnified Party of a written release from all liability in respect of the Claim or (ii) settle or compromise any Claim in any manner that may adversely affect the Indemnified Party other than as a result of money damages or other monetary payments that are indemnified hereunder. The indemnified Party will have the right at its own cost and expense to employ separate counsel and participate in the defense of any Claim.

8.4 Limitation of Liability. Except for (a) each Party’s indemnity and defense obligations as set forth in Sections 8.1, 8.2, and 8.3 and other liabilities to unaffiliated third parties, and (b) a party’s breach of its confidentiality obligations, in no event will either Party be liable for any consequential, incidental, indirect, special, or punitive damages, losses or expenses (including business interruption, lost business, lost profits, or lost savings) even if it has been advised of their possible existence. The sole liability of Service Provider and its Affiliates for any and all claims in any manner related to this Agreement will be the payment of direct damages, not to exceed (for all claims in the aggregate) the Fees received by Service Provider under this Agreement. Notwithstanding anything in this Agreement to the contrary, Service Provider will not be liable for damages caused by Service Provider’s third-party contractors; however, to the extent permitted in a TP Agreement, Service Provider will pass through to SHO applicable rights and remedies under the respective TP Agreement.

8.5 Performance. SERVICE PROVIDER MAKES NO REPRESENTATIONS OR WARRANTIES, EITHER EXPRESS OR IMPLIED, THAT THE EMPLOYEE SERVICES PROVIDED HEREUNDER ARE OR WILL BE ADEQUATE OR SUFFICIENT (AS TO QUANTITY, QUALITY OR TYPE) TO MEET THE NEEDS (INCLUDING ANY SPECIFICALLY IDENTIFIED NEEDS) OR OBJECTIVES OF SHO WITH RESPECT TO THE CONDUCT OF THE BUSINESS. EXCEPT AS SET FORTH IN THIS AGREEMENT, THE EMPLOYEE SERVICES ARE PROVIDED ON AN “AS-IS” BASIS.

8.6 Insurance. SHO warrants and represents to SRC that it has in force at the Effective Date of this Agreement, and will maintain during this Agreement, the following insurance coverage and minimum limits. Such coverage shall be provided at SHO’s sole cost and expense and shall and purchased from companies having a rating of A- VII or better in the current Best’s Insurance Reports published by A.M. Best Company

(a) Commercial General Liability, with coverage including, but not limited to, premises/operations, contractual, personal and advertising injury, and products/completed operations liabilities, with limits of at least $5,000,000 per occurrence for bodily injury and property damage combined. Limits of liability requirements may be satisfied by a combination of Commercial General Liability and Umbrella Excess Liability policies

(b) Automobile Liability. Comprehensive automobile liability insurance covering all owned, hired, and non-owned SHO vehicles, with minimum limits of One Million and No/100 Dollars ($1,000,000.00) combined single limit per occurrence for bodily injury and property damage liability. SHO warrants that all persons operating SHO’s vehicles are duly licensed and covered under the SHO’s automobile liability insurance policy without exception. The policy shall be endorsed to include Service Employees who shall be operating motor vehicles for SHO.

(c) Workers’ compensation insurance coverage on any of its employees that are not part of the Service Employees, individual owners who work in the business and not included in Service Employees, and any SHO subcontractor employees or independent contractors. Alternatively, with respect to any SHO subcontractors or independent contractors, SHO shall require its subcontractors and independent contractors to maintain workers’ compensation insurance coverage if SHO has not obtained workers’ compensation coverage for SHO subcontractors or independent contractors. SHO shall keep certificates of insurance documenting such coverage on file and provide them to SRC upon request. SHO agrees to reimburse and indemnify SRC for any costs or expenses incurred by SRC as a result of SHO’s breach of this provision or the failure of any subcontractor or independent contractor of SHO to maintain workers’ compensation insurance coverage.

(d) All SHO insurance policies required herein shall provide for thirty (30) days written notice to SRC prior to cancellation or non-renewal of the coverage. All such insurance policies shall be endorsed to waive any and all rights of subrogation against SRC, its parent company, and its subsidiaries and affiliates. SRC, its parent company and its subsidiaries and affiliates shall be named as additional insureds, with the standard “separation of Insureds” provision or an endorsement for cross-liability coverage. The policies shall be endorsed to state that coverage is primary, and non-contributory with other available coverage, both at no additional cost or expense to SRC

(e) SHO shall submit certificates of insurance to SRC evidencing all insurance required pursuant to this Appendix within thirty (30) days of execution of this Agreement and at any renewal or replacement of such policies.

8.7 SRC shall maintain workers’ compensation insurance coverage on the Service Employees during the Transitional Service Period, and SHO shall maintain such coverage during the Administrative Services Period. Each Party shall keep certificates of insurance documenting such respective coverage on file and provide them to the other Party upon request.

ARTICLE IX

CONFIDENTIAL INFORMATION, WORK PRODUCT, AND INFORMATION SECURITY

9.1 Confidential Information.

(a) “Confidential Information” means all non-public information received by a Party, its Affiliates, and their respective Representatives (together, the “Receiving Party”) relating to the other Party, its Affiliates, and their respective Representatives (together, the “Disclosing Party”), in connection with this Agreement, including information concerning Service Employees, pricing, service history, customer information and lists (except to the extent that these may be shared under privacy laws and regulations), employee information, sourcing and third party contractor information, costs, product specifications and methods of operations, business plans, strategies, financial information, information technology information, and other proprietary information, regardless of the manner or medium in which it is furnished to or otherwise obtained by the Receiving Party; provided, that the term “Confidential Information” does not include information which (i) is or becomes generally available to the public other than as a result of a disclosure by the Receiving Party in violation of this Agreement, (ii) is or was available to the Receiving Party on a non-confidential basis prior to its disclosure to the Receiving Party by the Disclosing Party, provided that such information did not become available to the Receiving Party, from a Person who, to the Receiving Party’s knowledge and at the time of receipt by the Receiving Party of the relevant information, is bound by a confidentiality agreement with respect to such information with (or other confidentiality obligation to) the Disclosing Party or another Person or (iii) was or becomes available to the Receiving Party on a non-confidential basis from a source other than the Disclosing Party, provided that such source is or was (at the time of receipt of the relevant information) not, to the Receiving Party’s knowledge, bound by a confidentiality agreement with respect to such information with (or other confidentiality obligation to) the Disclosing Party or another Person.

(b) The Receiving Party will not disclose, and will cause its Affiliates and Representatives not to disclose, any Confidential Information of the Disclosing Party to any Person; provided, however, that each Party will be responsible in any event for the acts or omissions of its Affiliates and Representatives to whom it discloses the Disclosing Party’s Confidential Information; and provided, further, that Confidential Information may be disclosed only:

(i) to the Receiving Party’s Affiliates and Representatives in the normal course of performance of Receiving Party’s obligations under this Agreement;

(ii) by the Receiving Party to the extent required by applicable Law, rule or regulation (including complying with any oral or written questions, interrogatories, requests for information or documents, subpoena, civil investigative demand or similar process to which such Party is subject), with prior notice, if legally permitted, to the Disclosing Party;

(iii) by the Receiving Party, if such Person determines in good faith that such disclosure is required in order to comply with such Person’s obligations under the federal or state securities laws, rules or regulations, the rules of the NASD or the Nasdaq Stock Market or any other similar body), with prior notice, if legally permitted, to the Disclosing Party; or

(iv) with the prior written consent of the Disclosing Party.

(c) Nothing contained herein will prevent the use (subject, to the extent possible, to a protective order) of Confidential Information in connection with the assertion or defense of any claim by or against the other Party.

(d) Each Party acknowledges that if it breaches this Agreement, the other Party may be irreparably and immediately harmed and may not be made whole by monetary damages. Accordingly, the Disclosing Party, in addition to any other remedy to which it may be entitled in law or equity, is entitled to pursue any injunction or injunctions to prevent breaches of this Agreement and to compel specific performance of this Agreement, without the need for proof of actual damages.

(e) Third-Party Contractor Confidentiality Terms. If SRC’s agreement with an unaffiliated third-party contractor performing services hereunder (“TP Agreement”) includes confidentiality terms that are less restrictive than this Agreement (i.e., the TP Agreement permits broader sharing or disclosure of confidential information than permitted in this Agreement), then, notwithstanding anything in this Agreement to the contrary, the less-restrictive confidentiality terms of the TP Agreement will (i) control over this Agreement and (ii) govern SRC’s rights and obligations in this Agreement regarding the sharing of SHO Confidential Information with the unaffiliated third-party contractor, but in each circumstance only to the extent necessary to permit the unaffiliated third-party contractor to perform the services.

9.2 Inventions; Work Product. The Parties acknowledge that for the purpose of establishing rights to any and all inventions, including but not limited to, improvements, designs, original, works of authorship, formulas, processes, compositions of matter, computer software programs, databases, mask works and trade secrets (“Inventions”) made or conceived by such Service Employee, (a) during the Transitional Service Period, all Service Employees will be deemed employees of SRC, and (b) after the Conversion Date, all Service Employees will be deemed employees of SHO. SHO and Service Provider further acknowledge and agree that all rights to any patent, patent application, copyright, mask works, trade secrets, or intellectual property or any interest in any Invention shall be unaffected by this Agreement. Nothing about this Agreement shall create in Service Provider any such rights or interests in any Invention now or in the future.

9.3 IT Information Security. SHO, to the extent it uses information technology systems not provided by Sears Holdings Management Corporation, and SRC will comply with the provisions of SRC’s IT information security policy, as the same may be revised by SRC and provided to SHO from time to time, with respect to their activities under this Agreement, including but not limited to data relating to Service Employees

ARTICLE X

MISCELLANEOUS

10.1 Independent Contractor Relationship.

(a) The provision of the Employee Services shall not be construed to create an employer/employee or agency relationship between SHO and Service Provider.

(b) Service Provider and/or its Affiliates, as the case may be, acknowledge that for the Transitional Service Period, SHO and/or its Affiliates shall have no responsibility for the provision of compensation or benefits to any Service Employee. Each party hereto agrees that the employees, agents and representatives of one party shall not be considered, and shall not hold themselves out as, employees, agents, representatives or partners of the other party. Except as otherwise specifically provided herein, neither party shall have, nor shall hold itself out as having, any right, power or authority to create any obligation, express or implied, on behalf of the other party.

10.2 Expenses. Except as otherwise provided herein, each Party will bear its own expenses with respect to the transactions contemplated by this Agreement.

10.3 Waiver of Compliance. Any failure of a Party to comply with any obligation, covenant, agreement or condition in this Agreement may be waived in writing by the other Party, but such waiver or failure to insist upon strict compliance with such obligation, covenant, agreement or condition will not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

10.4 Amendment. This Agreement may not be amended except by a written amendment signed by each Party.

10.5 Assignment. SHO may not assign its rights or obligations under this Agreement without the prior written consent of Service Provider, to be withheld in Service Provider’s absolute discretion. A Stockholding Change will constitute an assignment of this Agreement by SHO for which assignment Service Provider’s prior written consent will be required. Service Provider may freely assign its rights and obligations under this Agreement to any of its Affiliates without the prior consent of SHO; provided, that any such assignment will not relieve Service Provider of its obligations hereunder. This Agreement will be binding on, and will inure to the benefit of, the successors and assigns of the Parties.

10.6 Notices. All notices, requests, demands, waivers and other communications required or permitted to be given under this Agreement must be in writing and will be deemed to have been duly given (a) when delivered by hand, (b) three (3) business days after it is mailed, certified or registered mail, return receipt requested, with postage prepaid, (c) on the same business day when sent by facsimile if the transmission is completed before 5:00 p.m. recipient’s time, or one business day after the facsimile is sent, if the transmission is completed on or after 5:00 p.m. recipient’s time or (d) one (1) business day after it is sent by Express Mail, Federal Express or other courier service, as follows:

(a)	if to Service Provider:

Sears, Roebuck and Co.

3333 Beverly Road B5-119A

Hoffman Estates, IL 60179

Attention: Senior Vice President-Finance

Facsimile: (847) 286-1699

with a copy to:

Sears Holdings Management Corporation

3333 Beverly Road, B6-210B

Hoffman Estates, IL 60179

Attention: General Counsel

Facsimile: (847) 286-2471

(b)	if to SHO:

Sears Authorized Hometown Stores, LLC

Sears Hometown and Outlet Stores, Inc.

3333 Beverly Road B4-150A

Hoffman Estates, IL 60179

Attention: Senior Vice President and Chief Operating Officer

Facsimile: (847) 286-7838

with a copy to:

Sears Hometown and Outlet Stores, Inc.

3333 Beverly Road B6-260A

Hoffman Estates, IL 60179

Attention: General Counsel

Facsimile: (847) 286-0266

or such other address as the person to whom notice is to be given has furnished in writing to the other Parties. A notice of change in address will not be deemed to have been given until received by the addressee.

10.7 Survival. The provisions of Articles VI, VII, VIII, IX and X will survive any termination or expiration of this Agreement.

10.8 Headings. The article and section headings contained in this Agreement are inserted for reference purposes only and will not affect the meaning or interpretation of this Agreement.

10.9 No Third Party Rights. Except for the indemnification rights under this Agreement of any Service Provider or SHO indemnitee in their respective capacities as such, this Agreement is intended to be solely for the benefit of the Parties and is not intended to confer any benefits upon, or create any rights in favor of, any person other than the Parties.

10.10 Counterparts. This Agreement may be executed by facsimile and in any number of counterparts, each of which will be deemed to be an original, and all of which together will be deemed to be one and the same instrument.

10.11 Severability. If any provision of this Agreement is declared by any court of competent jurisdiction to be illegal, invalid, void or unenforceable, such provision will (to the extent permitted under applicable Law) be construed by modifying or limiting it so as to be legal, valid and enforceable to the maximum extent compatible with, and possibly under, applicable Law, and all other provisions of this Agreement will not be affected and will remain in full force and effect.

10.12 Entire Agreement. This Agreement (including the appendices hereto), as well as the Separation Agreement and the Services Agreement, constitute the entire agreement between the parties hereto and supersedes all prior agreements and understandings, oral and written, between the parties hereto with respect to the subject matter hereof. In the event of any conflict between the Separation Agreement and the Services Agreement, the provisions of this Agreement shall control with respect to any matter relating to the Service Employees.

10.13 Force Majeure. Neither Party will be responsible to the other for any delay in or failure of performance of its obligations under this Agreement, or under any order placed pursuant to this Agreement, to the extent such delay or failure is attributable to any act of God, act of terrorism, fire, accident, war, embargo or other governmental act, or riot; provided, however, that the Party affected thereby gives the other Party prompt written notice of the occurrence of any event which is likely to cause any delay or failure setting forth its best estimate of the length of any delay and any possibility that it will be unable to resume performance; provided, further, that said affected Party will use its commercially reasonable efforts to expeditiously overcome the effects of that event and resume performance.

10.14 Fair Construction. This Agreement will be deemed to be the joint work product of the Parties without regard to the identity of the draftsperson, and any rule of construction that a document will be interpreted or construed against the drafting Party will not be applicable.

10.15 No Agency. Nothing in this Agreement creates a relationship of agency, partnership, or employer/employee between Service Provider and SHO and it is the intent and desire of the Parties that the relationship be and be construed as that of independent contracting parties and not as agents, partners, joint venturers or a relationship of employer/employee.

10.16 Services Operating Committee; Dispute Resolution; Mediation.

(a) Services Operating Committee. The Services Operating Committee established pursuant to the Services Agreement (the “Services Operating Committee”) will address all day-to-day operational, financial, and other issues that may arise with respect to this Agreement, including its interpretation, the Parties’ intent reflected in this Agreement, and the policies and practices between Service Provider and its Affiliates and the businesses comprising SHO’s businesses in effect immediately prior to the Effective Date, and all Disputes (as defined below). The Services Operating Committee will discuss all of these issues and will attempt to resolve informally all Disputes in accordance with the applicable provisions of the Services Agreement.

(b) Dispute Resolution by the Services Operating Committee.

(i) If a Dispute arises, neither Party may take any formal legal action (such as seeking to terminate this Agreement, seeking mediation in accordance with Section 8.15(d), or instituting or seeking any judicial or other legal action, relief, or remedy with respect to or arising out of this Agreement) unless the Party has first (i) delivered a notice of dispute (the “Dispute Notice”) to all of the members of the Services Operating Committee and (ii) complied with the terms of this Section 8.15(c). At the first monthly meeting of the Services Operating Committee following the delivery of the Dispute Notice (the “Dispute Meeting”) the Operating Committee will attempt to resolve all of the Disputes that are the subject the Dispute Notice. Each Party will cause its members on the Services Operating Committee to negotiate in good faith to resolve all Disputes in a timely manner. If by the 10th day following the Dispute Meeting the Services Operating Committee has not resolved all of the Disputes (the “Resolution Failure Date”) the Parties will proceed to mediate the unresolved Disputes (“Unresolved Disputes”) in accordance with Section 8.15(d).

(ii) Subject to the next sentence, “Dispute” means each claim, controversy, dispute, and disagreement between, on the one hand, SHO or any of its Affiliates, or any of their respective shareholders, officers, directors, agents, employees, legal representatives (including attorneys in their representative capacity), successors and assigns and, on the other hand, Service Provider or any of its Affiliates, employees, legal representatives (including attorneys in their representative capacity), successors and assigns, in each case arising out of or relating to a Party’s performance, or failure to perform, one or more of its obligations in this Agreement.

(c) Mediation of Unresolved Disputes. Service Provider and SHO will in good faith attempt to resolve all Unresolved Disputes by non-binding mediation. Service Provider and SHO will negotiate in good faith to determine the mediator, the mediator’s compensation and related costs, and the applicable rules for the mediation. If by the 15th day following the Resolution Failure Date Service Provider and SHO have been unable to settle an Unresolved Dispute the obligations of Service Provider and SHO in this Section 8.15(c) will terminate with respect to the Unresolved Dispute.

10.17 Condition Precedent to the Effectiveness of this Agreement. This Agreement will not become effective until it has been approved by the Audit Committee of the Board of Directors of SHLD.

10.18 Governing Law; Jurisdiction; Waiver of Jury Trial.

(a) This Agreement will be governed by, and construed in accordance with, the laws of the State of Illinois, without giving effect to the conflicts of law principles thereof. This Agreement will not be subject to any of the provisions of the United Nations Convention on Contracts for the International Sale of Goods.

(b) Each of the Parties irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of any Illinois state court or Federal court of the United States of America, in either case sitting in Cook County, Illinois, and any appellate court to any thereof, in any action or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby or for recognition or enforcement of any judgment relating thereto, and each of the Parties irrevocably and unconditionally (i) agrees not to commence any such action or proceeding except in such courts, (ii) agrees that any claim in respect of any such action or proceeding may be heard and determined in such Illinois state court or, to the extent permitted by law, in such Federal court, (iii) waives, to the fullest extent it may legally and effectively do so, any objection that it may now or hereafter have to the laying of venue of any such action or proceeding in any such Illinois state or Federal court, and (iv) waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such Illinois state or Federal court. A final judgment in any such action or proceeding will be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Each Party irrevocably consents to service of process in the manner provided for notices in Section 8.6. Nothing in this Agreement will affect the right of any Party to serve process in any other manner permitted by law.

(c) EACH OF THE PARTIES HERETO HEREBY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH OF THE PARTIES HERETO HEREBY (i) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF THE OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (ii) ACKNOWLEDGES THAT IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT, AS APPLICABLE, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 8.18(c).

* * * * *

IN WITNESS WHEREOF, Service Provider and SHO have caused this Agreement to be executed on the date first written above by their respective duly authorized officers.

Sears, Roebuck and Co.

By:
Name: Title:

Sears Authorized Hometown Stores, LLC

By:
Name: Title:

Sears Outlet Stores, L.L.C.

By:
Name: Title:

Sears Hometown and Outlet Stores, Inc.

By:
Name: Title:

Signature Page to Employee Transition and Administrative Services Agreement

LIST OF APPENDICES

Appendix A     Transitional Service Fee

Appendix B     Administrative Service Fee

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Appendix A

Transitional Service Fee and Cost Reimbursement

1. For each month during the Transition Service Period the Transitional Service Fee will be $31.54 per Service Employee, which amount has been determined by the following formula: ($1,956,500 divided by 12) divided by 5,169 (the “Base Employee Number”). $1,956,500 is Service Provider’s total annual costs to provide the Transitional Employee Services during the Transitional Service Period plus a 30% profit margin. The Base Employee Number is the total number of Service Employees as of August 15, 2012. The number of Service Employees for each month during the Transitional Service Period will be determined by the following formula: number of Service Employees at the beginning of the month plus the number of Service Employees at the end of the month, divided by 2.

2. During the Transitional Service Period, SHO also will be billed for and pay SRC for all gross payroll, compensation related and other direct costs incurred or paid by SRC in connection with the services provided hereunder, which shall include, and not be limited to all wages (standard and overtime), bonuses, commissions, severance and termination payments, taxes, insurance costs, benefits, contributions and other direct costs for the Service Employees. All costs, fees, and reimbursements will be payable by SHO to SRC in a manner agreed to by the parties prior to the Effective Date.

3. During the Transitional Service Period SHO will reimburse Service Provider for (a) all costs that are reimbursable by SHO in accordance with the Agreement, and (b) for all services that Service Provider performs at SHO’s request and that are not Transitional Employee Services covered by the Transitional Service Fee.

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Appendix B

Administrative Service Fee and Cost Reimbursement

1. For the first 12 months of the Administrative Services Period (the “Base ASP”) the monthly Administrative Service Fee will be $20.38 per SHO employee, which amount has been determined by the following formula ($1,264,125 divided by 12) divided by the Base Employee Number. $1,264,125 is Service Provider’s total annual costs to provide the Administrative Services during the Administrative Service Period plus a 30% profit margin. The number of SHO employees for each month of the Administrative Service Period will be determined by the following formula: number of SHO employees at the beginning of the month plus the number of SHO employees at the end of the month, divided by 2.

2. For each of the next two 12-month periods and the final period beginning on the first day following the end of second 12-month period and ending on the last day of the 66th month following the Effective Date (each a “Remaining ASP”), SHO and Service Provider will negotiate in good faith to determine the Administrative Service Fee for the Remaining ASP, which negotiations will reflect the following understandings with respect to the amount of the Administrative Service Fee:

a.	The Administrative Service Fee will include all of Service Provider’s costs and expenses to provide the Administrative Services (together, the “Total Costs”);

b.	The Administrative Service Fee will include, as Service Provider’s profit margin, an amount equal to 30% of Service Provider’s fixed costs comprising the Total Costs;

c.	The Administrative Service Fee for the first Remaining ASP will not be greater than 120% of the Administrative Service Fee for the Base ASP, and the Administrative Service Fee for each of the second Remaining ASP and the third Remaining ASP will not be greater than 120% of the Administrative Service Fee for the immediately preceding Remaining ASP.

3. During the Administrative Service Period, SHO also will be billed for and pay SRC for all gross payroll, compensation related and other direct costs incurred or paid by SRC in connection with the services provided hereunder, which shall include, and not be limited to all wages (standard and overtime), bonuses, commissions, severance and termination payments, taxes, insurance costs, benefits, contributions and other direct costs for the Service Employees. All costs, fees, and reimbursements will be payable by SHO to SRC in a manner agreed to by the parties prior to the Effective Date.

4. During the Administrative Service Period SHO will reimburse Service Provider for (a) all costs that are reimbursable by SHO in accordance with the Agreement and (b) for all services that Service Provider performs at SHO’s request and that are not Administrative Services covered by the Administrative Service Fee. In addition, if Service Provider uses a vendor that is not an Affiliate of Service Provider to provide the Administrative Services and during any Remaining ASP the vendor increases its prices to provide the Administrative Services, SHO will reimburse Service Provider for the amount of the increase.

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